Exhibit 3.1

CERTIFICATE OF CORRECTION
CALLON PETROLEUM COMPANY

Callon Petroleum Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1.           The name of the Corporation  is Callon Petroleum Company.

2.           That the Corporation filed a Certificate of Designations, Preferences and Rights of Convertible Preferred Stock (the “Original Certificate”) with the Secretary of State of Delaware on November 24, 2009, setting forth the resolutions, establishing and designating a series of shares and fixing and determining the designations, preferences, limitations and relative rights thereof, for the Corporation’s Convertible Preferred Stock (the “Convertible Preferred Stock”).

3.           That the Original Certificate contained a certain inaccuracy in Section H(1) that the Corporation desires to correct with this Certificate of Correction pursuant to Section 103 of the General Corporation Law of the State of Delaware.

4.           That, as corrected, Section H(1) of the Original Certificate shall be and read as follows:

1.           Automatic.  Immediately upon the later to occur of (i) effectiveness of an amendment to the Certificate of Incorporation increasing the number of authorized shares of Common Stock to at least 60,000,000 shares (the “Amendment”) and (ii) the receipt of any required approval for listing of the shares of Common Stock to be issued upon conversion of the Convertible Preferred Stock on the New York Stock Exchange (or such other exchange or market as the Common Stock may then be listed or traded) (provided that if no such approval is required for the issuance of Common Stock upon conversion of the Convertible Preferred Stock then the condition in this Section H.1(ii) shall be deemed satisfied), each share of Convertible Preferred Stock shall automatically be converted into a number of fully paid and non-assessable shares of Common Stock (the “Conversion Rate”) equal to the quotient obtained by dividing the Stated Value plus the amount of Accrued Dividends by the Conversion Price.  The initial “Conversion Price” for the Convertible Preferred Stock shall be $6.67, as such price is adjusted in accordance with Sections H.3 through H.6.  All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.  The initial Conversion Rate shall be ten shares of Common Stock for one share of Convertible Preferred Stock.

IN WITNESS WHEREOF, this Statement of Correction has been made under the hand of the undersigned, the Corporate Secretary of the Corporation, this 28th day of December, 2009.

Callon Petroleum Company

By:	/s/ Robert A. Mayfield
Robert A. Mayfield
Corporate Secretary